EX. 99-2

Officer's Certification

JNL Series Trust
JNL Investors Series Trust
JNL Variable Fund LLC
JNL Strategic Income Fund LLC

The undersigned, being a duly elected, qualified and acting Assistant Secretary of JNL Series Trust, a Massachusetts business trust; JNL Investors Series Trust, a Massachusetts business trust; JNL Variable Fund LLC, a Delaware Limited Liability Company; and JNL Strategic Income Fund LLC, a Delaware Limited Liability Company hereby certifies that the attached is a full, true and correct copy of resolutions duly adopted by the Consolidated Board of Trustees/Managers of JNL Series Trust, JNL Investors Series Trust, JNL Variable Fund LLC, and JNL Strategic Income Fund LLC, on the 2nd day of June 2015; that such resolutions have not been altered or repealed and remain in full force and effect as of the date hereof.

              Approval of Joint Fidelity Bond

JNL Series Trust
JNL Investors Series Trust
JNL Variable Fund LLC
JNL Strategic Income Fund LLC

Whereas, JNL Series Trust and JNL Investors Series Trust (each a "Trust," and collectively "Trusts") and JNL Variable Fund LLC and JNL Strategic Income Fund LLC (each a "Fund," and collectively "Funds") are registered with the U.S. Securities and Exchange Commission in accord with the provisions of the Investment Company Act of 1940, as amended ("1940 Act"), each as an open-end management investment company, and each has established several separate series of shares ("funds"), with each fund having its own assets and investment policies.

Whereas, the Board of Trustees of each Trust and the Board of Managers of each Fund (collectively, "Board") have previously approved a fidelity bond, in the aggregate amount of Eight Million Five Hundred Thousand Dollars ($8,500,000), under circumstances where Jackson National Asset Management, LLC ("JNAM") pays the premium for such fidelity bond and, therefore, the Board need not consider: (i) the amount of the premium for such bond; (ii) the ratable allocation of the premium among all insured parties; and (iii) the extent to which the share of the premium allocated to each party, including the Trusts/Funds, is less than the premium that party would have had to pay if it had provided and maintained a single insured bond.

Whereas, the Board has given due consideration to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder by the U.S. Securities and Exchange Commission, pertaining to joint fidelity bond coverage.

Now Therefore, be it

Resolved, that pursuant to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder, and after having given due consideration to said requirements, including but not limited to the following: (i) the aggregate value of the assets held by the funds of the Trusts/Funds to which each officer or employee of the Trusts/Funds may, singly or jointly with others, have access, either directly or through authority to draw upon such assets or direct generally the disposition of such assets; (ii) the type and terms of the arrangements made for the custody and safekeeping of the assets of the Trusts/Funds; (iii) the nature of the securities in the investment portfolios of the funds of the Trusts/Funds; (iv) the nature and method of conducting the operations of the Trusts/Funds; and (v) the accounting procedures and contracts of the Trusts/Funds, the Board, including a majority of the Trustees/Managers who are not interested persons of the Trusts/Funds, hereby determines that the amount of fidelity bond coverage of Eight Million Five Hundred Thousand Dollars ($8,500,000), computed in accordance with the Schedule outlined under Rule 17g-1(d)(1), is reasonable and adequate coverage to protect the Trusts/Funds against larceny or embezzlement by any one or more of such officers and/or employees;

Further Resolved, that the Board, including a majority of the Trustees/Managers who are not interested persons of the Trusts/Funds, approves the amount, type, form and coverage of the joint insured bond (hereinafter in this and the succeeding resolution called the "Bond"), naming as insured parties the Trusts/Funds, in the aggregate amount of Eight Million Five Hundred Thousand Dollars ($8,500,000), it being understood that the disposition of the recovery received under the Bond in the event of losses to one or more of such insured parties shall be governed by an agreement among one or more of such insured parties complying with Paragraph (f) of Rule 17g-1 under the 1940 Act under which the Trusts/Funds will have a primary claim of not less than Eight Million Five Hundred Thousand Dollars ($8,500,000) of the aforesaid aggregate amount of the Bond;

Further Resolved, that the proper officers of the Trusts/Funds be, and they hereby are, authorized and directed to execute and deliver an agreement relating to the Bond covering the Trusts/Funds providing for the disposition of recoveries received under the Bond and the manner of allocation of premium for the Bond in compliance with Paragraph (f) of Rule 17g-1 under the 1940 Act, in such form as such officers shall, with the advice of counsel, deem appropriate to carry out the objective of the Board, any such determination to be conclusively evidenced by such execution and delivery; and be it

Further Resolved, that, in accordance with Rule 17g-1 under the 1940 Act, the officers of the Trusts/Funds are hereby directed to make the filings and give the notices as may be required by paragraph (g) of that Rule.

Date:  June 24, 2015

/s/Kristen K. Leeman
Kristen K. Leeman, Assistant Secretary

Subscribed before me this 24th day of June, 2015.                                                                                                                                                                  (NOTARY SEAL)

/s/Julia Williamson
Julia Williamson, Notary Public,
Eaton Acting in Ingham County, MI
My Commission Expires:  09/27/2020